Exhibit 99.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
March 15, 2018	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
Olshan Frome Wolosky LLP	London	Silicon Valley
1325 Avenue of the Americas	Los Angeles	Singapore
New York, NY 10019	Madrid	Tokyo
	Milan	Washington, D.C.

Dear Mr. Freedman:

We have reviewed your letter received March 12, 2018, with our client, Mellanox Technologies, Ltd. (“Mellanox” or the “Company”).

As referenced in your letter, the Mellanox Board of Directors has announced its intention to hold an extraordinary general meeting of shareholders (or “EGM”) in May 2018. The decision to hold the EGM follows a thorough and prudent deliberation by the Mellanox Board, in conjunction with its U.S. and Israeli outside legal counsel in an effort to ensure best-in-class voting standards at the upcoming annual general meeting of shareholders (“AGM”).

The 2018 AGM will be the first contested election of directors in Mellanox’s history, one of the first contested elections at a public company in Israel and, as far as we are aware, the first general meeting of shareholders at which shareholders would actually vote on a shareholder proposal to replace a majority of the board of directors at a public company in Israel. The Mellanox Board recognizes the significance of the AGM and the upcoming election of directors, which will determine the future of the Company. The amendments to the Mellanox Articles of Association (“Articles”) proposed at the EGM are necessary to maximize all shareholders’ ability to select the Board of their choosing at that election. We recognize and appreciate that your client agrees with the importance and necessity of these proposals and that they are the right step forward for the Company.

In weighing its decision to move forward with the EGM, the Board carefully reviewed many different factors, including a detailed consideration of relevant U.S. and Israeli legal requirements. Indeed, in light of the significance of the upcoming contested election at the AGM and the absence of Israeli precedent on which the Board or shareholders could rely, the Board determined that it was critical that Mellanox’s shareholders understand, in advance of the AGM, both the vote required to elect directors in a contested election at the AGM and how shareholders would vote on proxy cards for those directors. Mellanox also believes in giving all shareholders the right to make their own decision with respect to both proposals at the EGM, and that any decision made by the shareholders at the EGM should apply to future general meetings of shareholders at Mellanox. Augmenting the Company’s existing voting standards through any means other than a shareholder approved process that has been vetted with the Board’s outside legal counsel under Israeli and U.S. law and implemented prior to the AGM would open the

Company up to an unacceptable level of risk, given both the significance of the vote to take place at the EGM and the need for Mellanox’s shareholders to definitively understand the voting standards that will apply in a contested election at the time their proxies are solicited for the AGM.

In fact, the Mellanox Board has taken every opportunity to pursue a path that aligns with best practices in corporate governance. Amending the Articles to align with best practices in contested elections and provide all shareholders with ultimate transparency and the ability to vote for the exact Board of their choice is good corporate governance. Conducting a thorough review of options, with the advice of independent U.S. and Israeli counsel, to ensure an optimal and compliant voting process ahead of the most significant director election in the Company’s history is good corporate governance. Under Israeli law, holding an AGM within 15 months of the preceding AGM, which is precisely what Mellanox has committed to, while allowing shareholders to determine whether to approve the voting standards that will apply at that AGM, is good corporate governance.

In contrast, since the Board’s proposals could significantly affect the outcome of any vote at the AGM and will apply to director voting not just at this year’s AGM, but at all future elections, denying all Mellanox shareholders the right to vote with respect to both proposals in favor of entering into a one-time bilateral agreement with only one Mellanox shareholder would simply be bad corporate governance.

Lastly, shareholders deserve, and require a period of time to understand the results of the EGM and the effects of the voting changes so that they can appropriately and accurately cast their votes at the AGM. The Company should not ask its shareholders to vote on directors without knowing at the time they submit their proxy cards what election rules apply.

Regards,

/s/ Josh Dubofsky